Exhibit 99.1

  InterDigital's Board of Directors Increases Share Repurchase Program to $350
                                    Million

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Dec. 28, 2006--InterDigital Communications Corporation (NASDAQ: IDCC) announced today that its Board of Directors has approved the expansion of its current share repurchase program from $200 million to $350 million. The Board based the higher authorization amount upon strong positive cash flow generated in 2006 as well as anticipated high levels of free cash flow in 2007. Under the current $200 million repurchase program, the company has repurchased 6.4 million shares for $187 million as of December 27, 2006.

    "Our business continues to generate substantial free cash flow. Indeed, in first quarter 2007, in addition to expected payments related to current royalties, we anticipate receipt of either scheduled license fee payments or new pre-payments totaling approximately $120 million from existing patent licensees," commented William J. Merritt, InterDigital's President and Chief Executive Officer. "These high levels of free cash flow allow us to build shareholder value in three ways: the advancement of our internal modem product development in support of product launch targeted for the fall of 2007, acquisitions of technology, and significant share repurchases."

    "Since 2003, InterDigital has invested substantial amounts in research and product development, funded complementary acquisitions of patents and technologies and expended nearly $300 million repurchasing approximately 11 million shares, or approximately 18% of diluted shares. Our high level of share repurchases in recent years together with this expansion of our current program reflects both our confidence in our ability and our commitment to enhance shareholder value," said Richard Fagan, InterDigital's Chief Financial Officer. "In addition, we plan to initiate steps in 2007 to help reduce our weighted average cost of capital and further enhance shareholder value by introducing prudent levels of debt to our capital structure."

    Pursuant to the repurchase program, shares may be purchased from time-to-time, through open market purchases, pre-arranged trading plans or privately negotiated transactions. The amount and timing of purchases will be based on a variety of factors, including potential share repurchase price, cash requirements, acquisition opportunities, strategic investments and other market and economic factors.

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com.

    This press release contains forward-looking statements regarding our current beliefs and expectations as to: levels of free cash flow in 2007, payments related to current royalties and receipt of either scheduled license fee payments or new pre-payments, our ability to build shareholder value, a fall 2007 product launch, and our plans to reduce our average cost of capital. Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, delays in the receipt of expected payments from our licensees, our ability to enter into new license agreements, the market price of shares of the company's common stock, other unexpected business demands for cash, acquisitions and other strategic investment opportunities, general market and economic conditions, unexpected delays in our product development program, and the ability to obtain debt on favorable terms.

    InterDigital is a registered trademark of InterDigital
Communications Corporation.

    CONTACT: InterDigital Communications Corporation
             Media:
             Jack Indekeu, +1 610-878-7800
             jack.indekeu@interdigital.com
             or
             Investors:
             Janet Point, +1 610-878-7800
             janet.point@interdigital.com